Submit the Original
And One True Copy
No Fee Required

STATE OF OREGON
CORPORATION DIVISION
158 12th Street NE
Salem, OR 97310

FILED
IN THE OFFICE OF THE SECRETARY
OF STATE OF THE STATE OF OREGON
MAR 9 1989
CORPORATION DIVISION

Registry Number:

175985-17
(If known)

ARTICLES OF AMENDMENT
By Directors or Shareholders

PLEASE TYPE OR PRINT LEGIBLY IN BLACK INK

1. Name of the corporation prior to amendment:

WEATHERBILT, INC.

2. State the article number(s) and set forth the article(s) as it is amended to read. (Attach additional sheets, if necessary.)

1. FAFC, Inc.

3. The amendment was adopted on September 25, , 19 88 . (If more than one amendment was adopted, identify the date of adoption of each amendment.)

4. Check the one appropriate statement:

☐ Shareholder action was not required to adopt the amendment(s). The amendment was adopted by the board of directors without shareholder action.

XX Shareholder action was required to adopt the amendment(s). The shareholder vote was as follows:

Class or Series of Shares	Number of Shares Outstanding	Number of Votes Entitled to be Cast	Number of Votes Cast For	Number of Votes Cast Against
Common	1,351,800	1,351,800	1,057,890	Ø
Preferred	Ø	Ø	Ø	Ø

5. Other provisions, if applicable (Attach additional sheets, if necessary).

Execution: James L. Barnard (Signature) James L. Barnard (Printed Name) President (Title)

Person to contact about this filing: ____________ Name ____________ Daytime Phone Number

Submit the original and a true copy to the Corporation Division, 158 12th Street NE, Salem, Oregon 97310. There is no fee required. If you have questions, please call (503) 378-4166.

BC-3 (6/87)